UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.         )*

Terayon Communication Systems, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

880775105 (CUSIP Number)

July 8, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Walden VC II, L.P.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 3,363,671 6. Shared Voting Power 0 7. Sole Dispositive Power 3,363,671 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,363,671

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 4.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Walden VC II-Side, L.P.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 290,829 6. Shared Voting Power 0 7. Sole Dispositive Power 290,829 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 290,829

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Walden VC, LLC

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 3,654,500 6. Shared Voting Power 0 7. Sole Dispositive Power 3,654,500 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,654,500

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Walden Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 911,630 6. Shared Voting Power 0 7. Sole Dispositive Power 911,630 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 911,630

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Walden Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 911,630 6. Shared Voting Power 0 7. Sole Dispositive Power 911,630 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 911,630

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 1.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Arthur Berliner

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 476 (1) 6. Shared Voting Power 4,643,510 (2) 7. Sole Dispositive Power 476 (1) 8. Shared Dispositive Power 4,643,510 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,643,986

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 6.3%

12.	Type of Reporting Person (See Instructions) IN

(1)	Shares held by Arthur S. Berliner Family Trust Dated 4/24/85.
(2)	Includes right to acquire up to 2,380 shares through convertible debentures.

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Steven Eskenazi

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 3,654,500 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,654,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,654,500

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Lawrence Marcus

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 40,000 6. Shared Voting Power 3,654,500 7. Sole Dispositive Power 40,000 8. Shared Dispositive Power 3,654,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,694,500

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Matthew Miller

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 3,654,500 7. Sole Dispositive Power 0 8. Shared Dispositive Power 3,654,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,654,500

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Philip Sanderson

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 33,200 6. Shared Voting Power 3,654,500 7. Sole Dispositive Power 33,200 8. Shared Dispositive Power 3,654,500

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,687,700

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 5.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 880775105

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). George Sarlo

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 597,861 (3) 6. Shared Voting Power 1,121,722 (4) 7. Sole Dispositive Power 597,861 (3) 8. Shared Dispositive Power 1,121,722 (4)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,719,583

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 2.3%

12.	Type of Reporting Person (See Instructions) IN

(3)	Includes 73,900 shares held by the George S. Sarlo Charitable Remainder Trust Dated July 14, 1995, 519,200 shares held by George S. Sarlo Revocable Trust Dated 12/23/91 and the right to acquire up to 4,761 shares through conversion of convertible debentures.
(4)	Includes right to acquire up to 35,709 shares through conversion of convertible debentures.

CUSIP No. 880775105	Schedule 13G	Page 13 of 17 Pages

Item 1(a)	Name of Issuer:

Terayon Communication Systems, Inc.

1(b)	Address of Issuer’s Principal Executive Offices:

4988 Great America Parkway Santa Clara, CA 95054

Item 2(a)	Name of Person Filing

WaldenVC II, L.P., a California limited partnership

WaldenVC II-Side, L.P., a California limited partnership

WaldenVC, LLC, a California limited liability company

Walden Capital Partners II, L.P., a California limited partnership

Walden Partners II, L.P., a California limited partnership

Arthur Berliner, a natural person

Steven Eskenazi, a natural person

Lawrence Marcus, a natural person

Matthew Miller, a natural person

Philip Sanderson, a natural person

George Sarlo, a natural person

Item 2(b)	Address of Principal Business Office

The principal business office of the filing persons above is: 750 Battery Street San Francisco, CA 94111

Item 2(c)	Citizenship

See Item 4 of cover pages

2(d)	Title of Class of Securities:

Common Stock

2(e)	CUSIP Number:

880775105

CUSIP No. 880775105	Schedule 13G	Page 14 of 17 Pages

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable

Item 4	Ownership:

Provide the following information regarding the aggregate number and percentage of the class and securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

See Item 9 of cover pages

	(b)	Percent of Class:

See Item 11 of cover pages

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote: See Item 5 of cover pages

		(ii)	shared power to vote or to direct the vote: See Item 6 of cover pages

		(iii)	sole power to dispose or to direct the disposition of: See Item 7 of cover pages

		(iv)	shared power to dispose or to direct the disposition of: See Item 8 of cover pages

CUSIP No. 880775105	Schedule 13G	Page 15 of 17 Pages

Item 5	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following. ☐

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Exhibit 1.

Item 9	Notice of Dissolution of Group:

Item 10	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 880775105	Schedule 13G	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 9, 2003	WaldenVC II, L.P.
By:
WaldenVC, LLC General Partner

		By:	/s/ ARTHUR BERLINER
Arthur Berliner Manager

WaldenVC II-Side, L.P.
By:
WaldenVC, LLC General Partner

		By:	/s/ ARTHUR BERLINER
Arthur Berliner Manager

WaldenVC, LLC

	By:	/s/ ARTHUR BERLINER
Arthur Berliner Manager

Walden Capital Partners II, L.P.
By:
Walden Partners II, L.P. General Partner

		By:	/s/ ARTHUR BERLINER
Arthur Berliner General Partner

Walden Partners II, L.P.

	By:	/s/ ARTHUR BERLINER
Arthur Berliner General Partner

CUSIP No. 880775105	Schedule 13G	Page 17 of 17 Pages

By:	/s/ ARTHUR BERLINER
Arthur Berliner

By:	/s/ STEVEN ESKENAZI
Steven Eskenazi

By:	/s/ LAWRENCE MARCUS
Lawrence Marcus

By:	/s/ MATTHEW MILLER
Matthew Miller

By:	/s/ PHILIP SANDERSON
Philip Sanderson

By:	/s/ GEORGE SARLO
George Sarlo

Exhibit 1

JOINT FILING AGREEMENT

WHEREAS, the statement on Schedule 13G to which this agreement is an exhibit (the “Joint Statement”) is being filed on behalf of two or more persons (collectively, the “Filing Persons”); and

WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all Filing Persons rather than individual statements on Schedule 13G on behalf of each of the Filing Persons;

NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

1.    Each of the Filing Persons is individually eligible to use the Joint Statement.

2.    Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

3.    Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

4.    None of the Filing Persons is responsible for the completeness or accuracy of the information concerning the other Filing Persons contained in the Filing Statement, unless such person knows or has reason to believe that such information is inaccurate.

5.    The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.

Date: July 9, 2003	WaldenVC II, L.P.
By:
WaldenVC, LLC General Partner

		By:	/s/ ARTHUR BERLINER
Arthur Berliner Manager

WaldenVC II-Side, L.P.
By:
WaldenVC, LLC General Partner

		By:	/s/ ARTHUR BERLINER
Arthur Berliner Manager

18

WaldenVC, LLC

By:		/s/ ARTHUR BERLINER
Arthur Berliner Manager

Walden Capital Partners II, L.P.
By:
Walden Partners II, L.P. General Partner

	By:	/s/ ARTHUR BERLINER
Arthur Berliner General Partner

Walden Partners II, L.P.

By:		/s/ ARTHUR BERLINER
Arthur Berliner General Partner

By:		/s/ ARTHUR BERLINER
Arthur Berliner

By:		/s/ STEVEN ESKENAZI
Steven Eskenazi

By:		/s/ LAWRENCE MARCUS
Lawrence Marcus

By:		/s/ MATTHEW MILLER
Matthew Miller

By:		/s/ PHILIP SANDERSON
Philip Sanderson

By:		/s/ GEORGE SARLO
George Sarlo

19